Exhibit 99.1

                           [CREATIVE HOST LOGO]


        CREATIVE HOST SERVICES, INC. ANNOUNCES ITS 9th CONSECUTIVE
         QUARTER OF PROFITABILITY FOR THE SECOND QUARTER OF 2003


FOR IMMEDIATE RELEASE
CONTACT:
-------
Creative Host Services, Inc.            Hayden Communications, Inc.
(858) 675-7711                          (843) 272-4653

San Diego, CA - August 15, 2003 - Creative Host Services, Inc. (Nasdaq: CHST) a leading provider of food and beverage concessions in airports throughout the United States today announced its financial results for the three months ended June 30, 2003.

Revenues for the second quarter ended June 30, 2003 increased to $9,477,176 versus $8,976,799 for the comparable prior year period. Total operating costs and expenses for the quarter increased to $8,953,585 from $8,230,592 in the year ago period. EBITDA (earnings before interest, taxes, depreciation, and amortization) was $1,090,917 for the second quarter of 2003 compared to $1,268,446 reported in the year ago period. Net income was $136,219 or $.02 per diluted share, compared to $531,329 and $.06 per share for the comparable second quarter 2002.

For the six month period ended June 30, 2003, revenues increased to $17,969,824 versus $16,619,257 for the comparable prior year period. Total operating costs and expenses for the six months increased to $17,122,952 from $15,520,393 in the year ago period. EBITDA (earnings before interest, taxes, depreciation, and amortization) was $1,969,208 for the first half of 2003 compared to $2,129,708 reported in the year ago period. Net income was $157,466, or $.02 per diluted share, compared to $790,377 and $.10 per share for the comparable six month period of 2002. The first six months of 2002 included a one-time gain of $80,487 related to the sale of one concession location.

The Company's balance sheet continued to strengthen as current assets have increased 18 percent to $3,158,675 on June 30, 2003 versus $2,669,262 on December 31, 2002. Shareholders' equity also increased to $18,277,934 on June 30, 2003, from $17,749,962 on December 31, 2002.

Revenues for the three and six month periods increased due to the opening of new concessions locations at Newark, New Jersey, Sanford, Florida and Santa Barbara, California. Several factors including; SARS, war with Iraq, and customary expenses associated with opening new locations when combined, resulted in a decrease in reported net income for the three and six months ended June 30, 2003. The Company incurred start-up costs such as payroll and other employee benefits related to the opening of new locations in Sanford, Florida, Santa Barbara, California, and Boston, Massachusetts. Net interest expense, which is directly related to financing of the new concession locations increased to $296,372 from $165,463 for the three months ended June 30, 2003 and increased to $584,406 from $310,959 for the six months ended June 30, 2003. Non-cash amortization of loan costs related to the Company's financing agreement with ING increased the reported interest expense during the quarter as well.

Sayed Ali, President and Chairman of the Board, stated, "While we were pleased with our continued revenue growth for the quarter and year to date comparisons, we continue to be very focused on improving the operating margins and cash flow of our collective operations. In spite of SARS and war with Iraq, we were able to grow revenue and maintain profitability. As we expected, the opening of several new locations this year increased operating costs on several fronts, but we are confident that these ventures will soon begin to improve our bottom line. Air travel during the second half of the quarter began to firm up and we are hopeful that the balance of the year will show continued improvements. Our agreement with ING continues to provide us the necessary capital to complete additional acquisitions."

"EBITDA" is defined as earnings before income taxes, depreciation, amortization, amortization of a restricted stock award, interest, and, when applicable, restructuring costs, impairment of assets, and other income and expenses. EBITDA should not be considered as an alternative to operating income, as defined by generally accepted accounting principles, as an indicator of our operating performance, or to cash flows, as a measure of liquidity.

About Creative Host Services:
Creative Host Services, Inc./GladCo Enterprises, Inc. are engaged in the business of acquiring, managing, and operating airport concessions such as food and beverage, cocktail and lounge, and news and gift retail facilities at various locations across the United States. The Company's airport venue allows its concession locations to provide services to a captive audience within its airports, thereby limiting competition, and providing for more predictable revenues than many other retail concepts. Creative Host Services/GladCo operates approximately 100 concession facilities at 29 airports. To simplify accounting, the Company counts each food-court as one concession. Creative Host Services, Inc. enjoys co-branding relationships with several national and regional companies such as Carl's Jr., Schlotsky's Deli, Houlighan's, TCBY Yogurt, Samuel Adams Brew Pubs, Mrs. Fields Cookies, Pretzelmaker, Nathan's Famous Hot Dogs, Hot Licks Bar & Grill, Yuengling Brewery, and Creative Croissants. For additional corporate information please visit the Company's corporate website -- www.creativehostservices.com.

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates," "approximately," and "likely," also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, disruption of airport services, and due to natural disaster. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission at www.freeedgar.com using the Company's trading symbol CHST.

For further information, please contact: Creative Host Services, Inc., +1-858-675-7711; or Hayden Communications, Inc. +1-843-272-4653, for Creative Host Services, Inc.

                         CREATIVE HOST SERVICES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME


                          Three Months Ended           Six Months Ended
                                June 30,                    June 30,
                           2003         2002           2003          2002

Net Revenues             $9,477,176   $8,976,799   $17,969,824   $16,619,257
Cost of Goods Sold
 (excluding depreciation
 & amortization)          2,500,408    2,387,911     4,765,620     4,428,635
Selling, General &
 Admin. Expenses          1,322,440    1,229,615     2,391,927     2,316,042
    Operating Income        523,591      746,207       846,872     1,098,864
    Pretax Income           227,219      580,744       262,466       868,392
Federal Income
 Tax Expense                 91,000       49,415       105,000        78,015
    Net Income             $136,219     $531,329      $157,466      $790,377
Basic Earnings
 Per Share                    $0.02        $0.07         $0.02         $0.10
Diluted Earnings
 Per Share                    $0.02        $0.06         $0.02         $0.10
Basic Weighted
 Average Shares           8,030,020    7,845,962     8,027,915     7,840,990
Diluted Weighted
 Average Shares           8,158,256    8,816,492     8,146,011     8,640,764


                           BALANCE SHEET HIGHLIGHTS

                                                   June 30th  December 31st
                                                      2003          2002

    Cash                                          $1,186,672     $1,241,766
    Total Current Assets                           3,158,675      2,669,262
    Net Property and Equipment                    19,817,016     17,073,751
    Total Assets                                 $30,646,787    $25,727,397


    Total Current Liabilities                      4,846,246     $4,005,567
    Total Liabilities                             12,368,853      7,977,435
    Shareholders' Equity                          18,277,934     17,749,962
    Total Liabilities and Equity                 $30,646,787    $25,727,397